Exhibit 99.1

Wellgistics Health Converts $8.1M Debt to Equity

TAMPA, FLORIDA / ACCESS Newswire / July 25, 2025 / Wellgistics Health, Inc. (NASDAQ:WGRX) (“Wellgistics Health” or the “Company”), a leader in next-generation pharmaceutical distribution, digital prescription routing, and AI-powered hub fulfillment, today announced that its Board of Directors has approved an $8.1 million debt-to-equity conversion.

Led by CEO Brian Norton and former minority partners of Wellgistics, LLC, which was acquired by Wellgistics Health in 2024, the transaction strengthens the Company’s balance sheet by materially reducing the Company’s short-term debt.

The transaction is also expected to:

●	Accelerate the Company’s cash flow by unlocking more favorable terms and capital access;

●	Improve Wellgistics Health’s ability to acquire high-demand pharmaceutical products at competitive prices;

●	Expand the Company’s national footprint by growing its network of independent pharmacies; and

●	Strengthen the Company’s proprietary technology platform, including AI-powered hub services and digital prescription routing

“This conversion will make a significant contribution in enabling us to accelerate our business plan and accomplish the goals we believe will help transform the prescription drug marketplace and drive long-term value for our shareholders,” said Wellgistics Health CFO Mark DiSiena.

“We look forward to sharing additional positive developments in the near future.”

About Wellgistics Health

Wellgistics Health (NASDAQ: WGRX) delivers medications from manufacturer to patient-faster, smarter, and more affordably. Its integrated platform connects 6,500+ independent pharmacies and 200+ U.S. manufacturers, offering wholesale distribution, digital script routing, and AI-driven hub services like eligibility, adherence, onboarding, prior authorization, and cash-pay fulfillment. As a PBM-agnostic alternative, Wellgistics Health delivers seamless, compliant, end-to-end solutions designed to restore access, transparency, and trust in U.S. healthcare.

Forward-Looking Statements

This press release may contain forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When Wellgistics Health uses words such as “may, “will, “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. These forward-looking statements include, without limitation, Wellgistics Health’s statements regarding Wellgistics Health’s strategy and descriptions of its future operations, prospects, and plans. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from Wellgistics Health’s expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions and other risks detailed in our reports and statements filed with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in Wellgistics Health’s filings with the SEC, which are available for review at www.sec.gov.

For more information, please contact:

Media Contact: media@wellgisticshealth.com

Investor Relations: investors@wellgisticshealth.com

Investor Relations Contact:

Skyline Corporate Communications Group, LLC

Scott Powell, President

1177 Avenue of the Americas, 5th Floor

New York, NY 10036

Office: (646) 893-5835

Email: info@skylineccg.com

SOURCE: Wellgistics Health, Inc.